EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Molina Healthcare, Inc. 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan of our reports dated March 17, 2008, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Los Angeles, California
August 26, 2008